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                                                            EXHIBIT (a)(1)(viii)

E-mail

To:      Eligible Infonet Services Corporation Employees
From:    Susan Murray
Date:    February 4, 2002

Dear Infonet Services Corporation Employee:

     There are less than two weeks left for you to elect to exchange your stock options under Infonet Services Corporation's Stock Option Exchange Program.

     Reminder: If you wish to participate in this program, your Election Concerning Exchange of Sock Options form must be received by Susan Murray, Director of Human Resources in the El Segundo office no later than 5:00 p.m. Pacific Time on Tuesday February 14, 2002, unless this offer is extended. Please ensure that you receive a confirmation from us after you submit your election form.

     If you have questions about the Offer to Exchange Certain Outstanding Options or the Election Concerning Exchange of Stock Options form, please send your question to our internal e-mail address: optionexchange@Infonet.com and a response will be delivered back to you.

     Click here to open the Option Exchange Site via Lotus Notes ____ [there will be an icon to click on] or via web browser at http://laxapp.infonet.com/human+resources/options.nsf.

     The website will allow you to view the following documents:

* Frequently Asked Questions (Summary Term Sheet)
* Offer to Exchange
* Election Form (can be printed and sent via internal mail, facsimile or post)
* Withdrawal Form (can be printed and sent via internal mail, facsimile or post)
* E-mail Communication from Jose A. Collazo, CEO dated January 7, 2002
* E-mail Communication from Susan Murray dated January 7, 2002
* Instructions to Access individual Stock Option Grant Information via the AST website

[links participants to a web site which includes links to all of the documents referenced above]


                                             Sincerely,

                                             Sue Murray
                                             Director of Human Resources

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